                      SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant   /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Prospectus Statement
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                    Interstate Bakeries Corporation
..............................................................................
              (Name of Registrant as Specified in its Charter)

                    Interstate Bakeries Corporation
..............................................................................
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
        ......................................................................

     2) Aggregate number of securities to which transaction applies:
        ......................................................................

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ......................................................................

     4) Proposed maximum aggregate value of transaction:
        ......................................................................

    *Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        .......................................................

     2) Form, Schedule or Registration Statement No.:
        .......................................................

     3) Filing Party:
        .......................................................

     4) Date Filed:
        .......................................................

                   INTERSTATE BAKERIES CORPORATION
                       12 East Armour Boulevard
                     Kansas City, Missouri  64111
                            (816) 561-6600

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD SEPTEMBER 21, 1994

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Interstate Bakeries Corporation (the "Company") will be held on September 21, 1994, at 10:00 a.m., at the Waddell & Reed Auditorium, 6300 Lamar, Shawnee Mission, Kansas 66202, for the following purposes:

     1. To elect two Class I Directors to serve a term of three years and until their successors shall be elected and qualified.

     2.  To approve amendment of the Company's 1991 Stock Option Plan.

     3. To ratify the appointment of Deloitte & Touche as the independent auditors of the books and accounts of the Company for the fiscal year ending June 3, 1995.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on August 8, 1994, are entitled to notice of and to vote at the meeting or any adjournment thereof.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A postage-prepaid envelope is enclosed for that purpose. The prompt return of proxies will assure a quorum and save the Company the expense of further solicitation. If you attend the meeting, you may vote personally on all matters, and in that event, the proxy will not be voted.

                      By Order of the Board of Directors

                            /s/ Ray Sandy Sutton

                               Ray Sandy Sutton
                              Corporate Secretary

August 18, 1994

                     INTERSTATE BAKERIES CORPORATION
                            _________________

                             PROXY STATEMENT
                            _________________

This Proxy Statement, which is being mailed to stockholders on August 18, 1994, is furnished in connection with the solicitation by the Board of Directors of Interstate Bakeries Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held on September 21, 1994, commencing at 10:00 a.m. at the Waddell & Reed Auditorium, 6300 Lamar, Shawnee Mission, Kansas 66202. Proxies will be voted for the items listed in the accompanying notice. A stockholder may revoke his or her proxy by delivering a written notice to the Corporate Secretary of the Company at any time prior to the voting or by attending the Meeting and voting the shares in person.

The Company will bear the entire cost of solicitation of proxies in the enclosed form, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services.

The Board of Directors has fixed the close of business on August 8, 1994, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof, and only stockholders of record at the close of business on that date will be entitled to vote. On August 8, 1994, the Company had outstanding 19,640,563 shares of common stock, $.01 par value (the "Common Stock"), entitled to one vote per share. A vote of a plurality of all shares of Common Stock present in person or by proxy at the Meeting is necessary for the election of directors and the ratification of the appointment of the independent auditors. A vote of a majority of all shares of Common Stock present in person or by proxy is necessary to approve amendment of the 1991 Stock Option Plan. Votes submitted as abstentions on any matter to be voted on at the Meeting will be counted as votes against such matter. Broker non-votes will effectively be votes against the approval of the amendment of the Company's 1991 Stock Option Plan, but will not count for or against the election of directors or the ratification of the appointment of the independent auditors.

The Company's Annual Report on Form 10-K, including the financial statements and the financial statement schedules, as filed with the Securities and Exchange Commission for the fiscal year ended May 28, 1994, will be mailed, upon request, free of charge, to all persons who are record or beneficial holders of the Common Stock as of August 8, 1994. To obtain a copy of such report, written request should be made to the Company (Attention: Mr. Ray Sandy Sutton, Corporate Secretary) at 12 East Armour Boulevard, Kansas City, Missouri 64111.

                          SECURITY OWNERSHIP

Principal Stockholders

The following table sets forth information as of August 1, 1994, regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.


                                           Amount
                                        Beneficially         Percentage
Name and Address                           Owned                Held
- ----------------                        ------------         ----------

Harris Associates L.P.                    2,466,575            12.56%
2 N. LaSalle - Suite 500
Chicago, IL  60602

Metropolitan Life Insurance Company       2,412,530            12.28%
Mezzanine Investment Limited
 Partnership 8
1 Madison Avenue (10th Floor)
New York, NY  10010

Ark Asset Management Co., Inc.            2,028,100            10.33%
One New York Plaza
New York, NY  10004

Wellington Management                     2,018,000            10.27%
75 State Street
Boston, MA  02109

Sound Shore Management, Inc.              1,746,100             8.89%
8 Sound Shore Drive
Greenwich, CT  06836


Common Stock Owned by Management

The number of shares of Common Stock of the Company beneficially owned as of August 1, 1994, by the Directors, the Named Executive Officers (as defined below) and all Directors and Executive Officers as a group are set forth below:

                              Amount and Nature of
Name of Beneficial Owner      Beneficial Ownership      Percentage Held
- ------------------------      --------------------      ---------------

Charles A. Sullivan                 358,978 (1)              1.82%
G. Kenneth Baum                     205,206 (2)              1.04%
Leo Benatar                           3,000                   *
E. Garrett Bewkes, Jr.                1,000                   *
Philip Briggs                         1,000                   *
Robert B. Calhoun, Jr.                1,366                   *
Frank E. Horton                       1,100                   *
Ray Sandy Sutton                     39,711 (1)               *
H. L. Shetler                        61,731 (1)               *
Robert P. Morgan                     37,457 (1)               *
Paul E. Yarick                       38,694 (1)               *
All Directors and Executive
 Officers as a Group
 (14 persons)                       834,166 (1)              4.18%

- ---------------------------
*Less than 1%



(1) Of the shares indicated, 125,000 (Mr. Sullivan), 35,000 (Mr. Sutton), 43,849 (Mr. Shetler), 30,000 (Mr. Morgan), 33,291 (Mr. Yarick) and 332,019
(all Directors and Executive Officers as a group), are attributable to currently exercisable employee stock options.

(2) Mr. Baum is a director and Chairman of the Board of George K. Baum Group, Inc. Mr. Baum is the majority stockholder of George K. Baum Group, Inc. Of the 205,206 shares indicated, 152,879 of such shares are held by George K.
Baum Group, Inc. Mr. Baum may be deemed to beneficially own all 152,879 shares of Common Stock held by George K. Baum Group, Inc.

Based on its review of copies of Forms 3, 4 and 5 received by it, the Company believes that these forms were timely filed pursuant to Section 16 of the Securities Exchange Act of 1934 with the exception of one Form 4 filed by Mr. Shetler.


                          EXECUTIVE OFFICERS

Set forth below is the name, age and present principal occupation or employment and five year employment history of each executive officer of the Company. The executive officers of the Company serve at the pleasure of the Board of Directors. The business address of each person listed below is 12 East Armour Boulevard, Kansas City, Missouri 64111. None of the executive officers is related to any other director or executive officer by blood, marriage or adoption, and each is a citizen of the United States.

                                 Present Principal Occupation or Employment
Name and Age                          and Five Year Employment History
- ------------                     ------------------------------------------

Charles A. Sullivan, 59          Chairman of the Board of the Company since
                                 May 1991, President and Chief Executive
                                 Officer of the Company and Interstate Brands
                                 Corporation ("Brands") for more than two years prior thereto, director of the Company since August 1989.

Ray Sandy Sutton, 56             Vice President, Corporate Secretary and
                                 General Counsel of the Company and Brands for more than the past five years.

H.L. Shetler, 61                 Executive Vice President - Bread Division of
                                 Brands for more than the past five years.

Robert P. Morgan, 38             Executive Vice President - Cake Division of
                                 Brands since February 1992; Vice President of
                                 Sales - Cake Division of Brands for more than three years prior thereto.

Eugene J. Blum, 53               Vice President - Purchasing of Brands since
                                 March 1992; Director of Purchasing of Best
                                 Foods Baking Group (a division of CPC
                                 International) for more than three years prior thereto.

Mark D. Dirkes, 46               Vice President - Corporate Marketing of
                                 Brands for more than the past five years.

John F. McKenny, 44              Vice President and Corporate Controller of
                                 the Company and Brands for more than the past five years.

Paul E. Yarick, 55               Vice President and Treasurer of the Company
                                 and Brands for more than the past five years.


                           ELECTION OF DIRECTORS

The Company's Board of Directors is divided into three classes: Class I, Class II and Class III. Directors in each such class are elected for three year terms, with each class standing for election in a different year. At the Meeting, two Class I Directors will be elected to serve until the third succeeding Annual Meeting of the stockholders of the Company. Proxies may not be voted for more than two persons in the election of Class I Directors at the Meeting. Leo Benatar and Charles A. Sullivan, the current Class I Directors of the Company, have been nominated for re-election. The following table sets forth certain information with respect to the two nominees, the Class II Directors (whose terms expire in 1995) and the Class III Directors (whose terms expire in 1996). None of the directors is related to any other director or executive officer by blood, marriage or adoption, and each is a citizen of the United States.

Name and Age                 Information About Directors
- ------------                 ---------------------------
Class I Directors
- -----------------

Leo Benatar, 64              Chairman of the Board and President of Engraph,
                             Inc. (a subsidiary of Sonoco Products Company since October 1993) for more than the past five years; Chairman and director of Federal Reserve
                             Bank of Atlanta; director of Riverwood
                             International Corp., Mohawk, Inc. and Sonoco
                             Products Company. Mr. Benatar became a director of the Company in August 1991.

Charles A. Sullivan, 59      Chairman of the Company since May 1991, President
                             and Chief Executive Officer of the Company and Brands for more than two years prior thereto;
                             director of United Missouri Bank, n.a., and Sealright Co., Inc. Mr. Sullivan became a director of the Company in August 1989.

Class II Directors (Term expires in 1995)
- -----------------------------------------

Philip Briggs, 66            Chairman of the Board of Empire Blue Cross Blue
                             Shield since July 1993; Chairman of the Board and
                             Chief Executive Officer of Empire Blue Cross Blue
                             Shield from July 1993 to August 1993; formerly
                             Vice-Chairman and director of Metropolitan Life
                             Insurance Company for more than four years prior thereto; director of Trizec Corporation.
                             Mr. Briggs became a director of the Company in August 1991.

Robert B. Calhoun, Jr., 51   President of Clipper Capital Corporation since
                             January 1994; Chief Executive Officer of the
                             Clipper Group, L.P., from January 1991 to
                             December 1993; Managing Director of the First
                             Boston Corporation for more than two years prior thereto; director of American Medical Holdings, Inc. Mr. Calhoun became a director of the Company in May 1991.

Frank E. Horton, 55          President, University of Toledo for more than
                             the past five years; member of the Advisory Board of Northwest Ohio Society Bank & Trust. Dr.
                             Horton became a director of the Company in September 1992.


Class III Directors (Term expires in 1996)
- ------------------------------------------

G. Kenneth Baum, 64          Chairman of the Board of George K. Baum Group,
                             Inc., an investment company, from May 1994 to present; Chairman of the Board of George K. Baum
                             & Company from 1982 until May 1994; director of
                             H & R Block, Inc., Sealright Co., Inc. and Unitog
                             Company. Mr. Baum became a director of the Company in April 1988.

E. Garrett Bewkes, Jr., 67   Consultant and Chairman of a number of
                             PaineWebber mutual funds for more than the past five years; director of PaineWebber Group, Inc.
                             Mr. Bewkes became a director of the Company in August 1991.

During the 1994 fiscal year, the Board of Directors held five meetings. All directors attended more than 75% of Board of Directors' meetings with the exception of Mr. Baum who was unable to attend two meetings.

Committees of the Board

The Board of Directors has appointed an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee") to assist in handling the various functions of the Board.

The Audit Committee members are Leo Benatar, Philip Briggs and E. Garrett Bewkes, Jr. Mr. Benatar serves as Chairman of the Audit Committee. The Audit Committee recommends to the full Board of Directors the engagement of independent auditors, reviews with the auditors the scope and results of the audit, reviews with the Company's internal auditors the scope and results of the Company's internal audit procedures, reviews the independence of the auditors and non-audit services provided by the auditors, considers the range of audit and non-audit fees, reviews with the Company's independent auditors and management the effectiveness of the Company's system of internal accounting controls and makes inquiries into other matters within the scope of its duties. The Audit Committee held two meetings during the 1994 fiscal year. All members of the Audit Committee attended the meetings with the exception of Mr. Briggs who was unable to attend one meeting.

The Compensation Committee members are E. Garrett Bewkes, Jr., G. Kenneth Baum and Frank E. Horton. Mr. Bewkes serves as Chairman of the Compensation Committee. The Compensation Committee recommends to the full Board of Directors remuneration arrangements for senior management and directors, and determines the number and terms of options (the "Stock Options") granted under the Company's 1991 Stock Option Plan. The Compensation Committee held two meetings during the 1994 fiscal year. All members of the Compensation Committee attended the meetings with the exception of Mr. Baum who was unable to attend one meeting.

Directors' Compensation

Directors who are not salaried employees of, or consultants to, the Company are entitled to an annual retainer of $18,000 plus $2,000 for each Board Meeting attended. In addition, directors who are members of committees of the Board of Directors and who are not salaried employees of, or consultants to, the Company are entitled to receive $750 for each committee meeting attended that is not conducted on the same day as a meeting of the full Board of Directors and $500 for each committee meeting attended that is conducted on the same day as a meeting of the full Board of Directors.



Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer, employee or a former officer or employee of the Company or any of its subsidiaries during the last fiscal year.

                          COMMON STOCK PERFORMANCE

The graph set forth below compares the yearly percentage change in cumulative stockholder return of the Company's Common Stock since July 24, 1991 (the date the Company completed its initial public offering of Common Stock) against the cumulative return of the Standard and Poor's Composite 500 Stock Index ("S&P 500") and the Standard and Poor's Food Index ("S&P Food Index") covering the same time period. The graph is based on $100 invested on July 24, 1991, in the Company's Common Stock, the S&P 500 and the S&P Food Index, each assuming dividend reinvestment. The historical stock price performance shown on this graph is not necessarily indicative of future performance.


                                 PERFORMANCE GRAPH


                            7/24/91       5/30/92       5/29/93       5/28/94
                            -------       -------       -------       -------

   Interstate Bakeries       100.00         95.59        111.09         81.30
   S & P 500 Index           100.00        109.54        122.26        127.46
   S & P Food Index          100.00        101.67        106.61        105.90

                           EXECUTIVE COMPENSATION

The Compensation Committee consists of three outside directors. The Compensation Committee recommends to the full Board of Directors the compensation of the Chief Executive Officer. The Compensation Committee approves and monitors compensation guidelines for the Company's other executive officers as recommended by the Chief Executive Officer. The Compensation Committee's report for fiscal 1994 is set forth below.

Compensation Committee Report

The Compensation Committee believes that it is in the best interest of the stockholders for the Company to attract, maintain and motivate top quality management personnel, especially its executive officers, by offering a competitive compensation package that maintains an appropriate relationship between executive pay and the creation of stockholder value. The general philosophy of the Compensation Committee is to integrate (i) reasonable levels of annual base salary, (ii) annual incentive bonus awards based upon achievement of short-term corporate and individual performance goals, such that executive compensation levels will be higher in years in which performance goals are achieved or exceeded and (iii) stock option grants, to ensure that management has a continuing stake in the long-term success of the Company in return of value to its stockholders.

The Compensation Committee recognizes that it must retain base salary levels commensurate with other comparable companies in the food industry with whom the Company competes for management personnel (the "Comparable Companies"). However, the Compensation Committee believes that the compensation program for its executive officers and key management personnel should be primarily based upon performance. Therefore, base salaries for executive officers and other key management personnel are maintained at a level slightly below the mid-range level of such base salaries at the Comparable Companies. The Compensation Committee utilizes external salary surveys to establish base salaries in reference to the Comparable Companies. In addition to the external salary surveys, the individual executive's level of responsibility, prior experience, breadth of knowledge and overall skills are factors considered by the Compensation Committee in recommending base salaries for each individual executive officer or key manager. Base salaries are adjusted annually to reflect the operating performance of the Company for the preceding fiscal year and average increases among the Comparable Companies. Additional adjustments to reflect changes in the market or in individual responsibilities may be appropriate from time to time.

All executive officers and key management personnel of the Company are eligible to receive cash incentive bonuses under the Company's Incentive Compensation Plan. Incentive bonus awards are based upon the Company achieving certain operating cash flow objectives. The Chief Executive Officer submits proposed minimum, target and maximum operating cash flow objectives to the Board of Directors for approval. Annual incentive bonus payments are calculated based on a formula which compares the Company's actual operating cash flow levels achieved to the objectives approved by the Board of Directors. Payments range from zero to 200% of target bonus amounts for the Chief Executive Officer and the divisional and corporate officers and zero to 150% for bakery management.

Awards of Stock Options comprise the third element of the compensation program for executive officers and key management personnel. The Compensation Committee believes the Company's executive officers and key management personnel should have a stake in the Company's ongoing success through stock ownership.

The value of the Stock Options is related directly to the market price of the Common Stock and thus to the long-term performance of the Company. The exercise price (the "Exercise Price") of Stock Options granted to employees is the fair market value of the Common Stock on the date of grant. The Compensation Committee has complete discretion to select the optionees and to establish the terms and conditions of each option, subject in all cases to the provisions of the Company's 1991 Stock Option Plan. The 1991 Stock Option Plan is designed to reward the executives for long-term results. The executives' potential to receive value from Stock Options will occur only if the Company's stock price increases above the Exercise Price. The number of Stock Options granted to any individual executive is generally based upon that executive's level of responsibility.

The Compensation Committee utilizes the same factors and criteria to recommend the compensation for the Chief Executive Officer as it does for all executives of the Company. Mr. Sullivan's minimum base salary of $400,000 is established under the terms of an Employment Agreement (the "Employment Agreement") with the Company, but the Board of Directors has discretion to set his base salary at an amount greater than the minimum. Although the Compensation Committee does specifically discuss the Chief Executive Officer's contributions toward achieving the overall Company performance results, there are no unique criteria applied to the compensation of the Chief Executive Officer that are not also applied to other key executives and managers of the Company.

Mr. Sullivan's fiscal 1994 compensation was determined in accordance with the Company's compensation policy which provides that executive compensation levels will be higher in years in which performance goals are achieved or exceeded. Incentive compensation is based on operating cash flow objectives defined with minimum, target and maximum operating cash flow goals. Fiscal 1994 operating cash flow results were not within the range of goals, therefore, Mr. Sullivan was not eligible for an incentive bonus for fiscal 1994.

New Section 162 (m) of the Internal Revenue Code of 1986 imposes a $1 million cap on the deductibility of compensation to certain executive officers of public companies. The Compensation Committee is studying the cap and intends to take the necessary steps to conform the compensation policies of the Company to comply.

                             Compensation Committee

                         E. Garrett Bewkes, Jr., Chairman
                                G. Kenneth Baum
                                Frank E. Horton


Summary Compensation Table

The following table sets forth information concerning compensation received by
(i) the Chief Executive Officer of the Company as of May 28, 1994 and (ii) the four other most highly compensated executive officers of the Company as of May 28, 1994, whose annual compensation exceeded $100,000 for the fiscal year ended May 28, 1994 ((i) and (ii) collectively the "Named Executive Officers"). The Company does not currently award stock appreciation rights, restricted stock or other long-term incentive compensation (other than Stock Options)
under its executive compensation program.
                                                      Long-Term    All Other
                                                     Compensation Compensation
Name and Principal        Fiscal                     ------------ ------------
     Position              Year  Salary $   Bonus $   Options (#)   ($)  (1)
- ------------------        ------ --------   -------  ------------ ------------
Charles A. Sullivan (2)    1994   400,000         0      40,000      14,501
 Chairman of the Board,    1993   400,000   180,190      25,000      30,000
 President and Chief       1992   353,846   291,696     100,000
 Executive Officer

Ray Sandy Sutton           1994   132,042         0       5,000      10,563
 Vice President,           1993   128,000    56,757       5,000      13,857
 Corporate Secretary       1992   122,235    91,880      25,000
 and General Counsel

H. L. Shetler              1994   134,415    31,184      20,000      12,007
 Executive Vice President  1993   130,000   111,836       5,000      18,138
 Bread Division            1992   122,389   110,434      25,000

Robert P. Morgan           1994   113,911         0      17,500       9,113
 Executive Vice President  1993   110,000    37,696       5,000      11,077
 Cake Division             1992    83,380    41,201      25,000

Paul E. Yarick             1994   103,158         0       5,000       8,253
 Vice President and        1993   100,000    33,179       3,750       9,988
 Treasurer                 1992    95,154    46,019      18,750


(1) The amounts represent contributions by the Company to the Company's Retirement Income Plan for the benefit of each executive. Under the transition rules, no disclosure is required for fiscal 1992.

(2) The Employment Agreement provides that Mr. Sullivan will serve as Chairman of the Board of the Company and President and Chief Executive Officer of the Company and Brands. The Employment Agreement, which is automatically renewed on May 31 of each year unless terminated by the Company and Brands or Mr. Sullivan, further provides that Mr. Sullivan will receive a minimum annual salary of $400,000 and will be eligible for an annual bonus, each to be determined by the Board of Directors.

In the event Mr. Sullivan's employment with the Company is terminated without his consent, the Employment Agreement limits Mr. Sullivan's ability to compete with the Company and provides for full salary and benefits for a period of two years from the date of such termination and a lump sum payment equal to the aggregate annual bonuses paid to Mr. Sullivan for the two most recent fiscal years prior to such termination.


Stock Options

The following two tables set forth information for the last completed fiscal year relating to (i) the grant of Stock Options to the Named Executive Officers and (ii) the exercise and appreciation of Stock Options held by the Named Executive Officers.

               OPTION GRANTS IN THE FISCAL YEAR ENDED MAY 28, 1994

                                         Percent of                                   Potential Realizable
                                            Total                                     Value of Stock Price
                             (#)       Options Granted    Exercise                      Appreciation (2)
                           Options       to Employees      or Base      Expiration    --------------------
Name                     Granted (1)        in FY        Price ($/sh)      Date          5%         10%
- ---------------------    -----------   ---------------   ------------   ----------    --------    --------
Charles A. Sullivan        25,000           25.0%           14.50        12-19-98     $100,152    $221,310
                           15,000           23.8            12.25        04-27-99       50,767     112,181
Ray Sandy Sutton            5,000            5.0            14.50        12-19-98       20,030      44,262
H. L. Shetler              10,000           10.0            14.50        12-19-98       40,061      88,524
                           10,000           15.9            12.25        04-27-99       33,844      74,787
Robert P. Morgan            7,500            7.5            14.50        12-19-98       30,046      66,393
                           10,000           15.9            12.25        04-27-99       33,844      74,787
Paul E. Yarick              5,000            5.0            14.50        12-19-98       20,030      44,262



(1) All Stock Options were granted at an Exercise Price equal to the fair market value of the underlying Common Stock on the date of grant. The Stock
Options become exercisable one year after the date of grant.

(2) Potential realizable value is based on the assumption that the price of the Company's Common Stock appreciates at the annual rate shown (compounded annually) from the date of option grant until the end of the 5-year option term. There can be no assurance that the potential realizable values shown in the table will be achieved.

                AGGREGATED OPTION EXERCISES IN FISCAL 1994 AND OPTION VALUES AT MAY 28, 1994

                                                          Number of Unexercised           Value of Unexercised
                                                            Options at Fiscal             In-The-Money Options
                             Shares                              Year-end                at Fiscal Year-end (1)
                           Acquired On     Value       ----------------------------   ----------------------------
Name                        Exercise      Realized     Exercisable    Unexercisable   Exercisable    Unexercisable
- ----------------------     -----------    --------     -----------    -------------   -----------    -------------
Charles A. Sullivan                0      $      0       125,000          40,000              0          0
Ray Sandy Sutton              10,591       146,262        35,000           5,000         58,425          0
H. L. Shetler                      0             0        43,849          20,000        161,826          0
Robert P. Morgan                   0             0        30,000          17,500              0          0
Paul E. Yarick                     0             0        33,291           5,000        126,093          0

(1) The value of unexercised, in-the-money options is the difference between the Exercise Price of the options and the fair market value of the Company's
Common Stock at May 28, 1994 ($11.875).

                                    8

                         CERTAIN TRANSACTIONS

Management Loans

The Company in 1988 established a loan program to enable certain members of management to purchase shares of Common Stock and the Company's previous outstanding $12.00 Cumulative Exchangeable Redeemable Preferred Stock. The loans are payable on demand, bear interest at the rate of 3% per annum and are secured by a pledge of Common Stock owned. None of the loans is in default. In connection with the Company's initial public offering of Common Stock on July 24, 1991, the $12.00 Cumulative Exchangeable Redeemable Preferred Stock was redeemed and the loan program was terminated. Loan balances due from executive officers have been paid with the exception of the amounts as of May 28, 1994, for executive officers: Mark D. Dirkes - $46,000; John F. McKenny - $64,000; Robert P. Morgan - $41,000.

Other Matters

Leo Benatar, who is a director of the Company, is Chairman of the Board and President of Engraph, Inc. Engraph, Inc. manufactures graphic items for various uses. The Company has purchased truck decals from Engraph, Inc. in the past and will continue to do so. During fiscal 1994, the Company purchased approximately $112,000 worth of truck decals from Engraph, Inc. The Company purchases such decals from a variety of sources to ensure that such purchases are made at competitive prices.

                  AMENDMENT OF COMPANY'S 1991 STOCK OPTION PLAN

The Board of Directors of the Company has adopted a resolution amending
Section 8 of the 1991 Stock Option Plan (the "1991 Plan") to increase the aggregate number of shares of Common Stock available under the 1991 Plan from 1,031,534 to 2,031,534. Pursuant to Section 26 of the 1991 Plan, the 1991 Plan Amendment is subject to the approval of the stockholders of the Company.

Of the 1,031,534 shares of Common Stock currently subject to the 1991 Plan, approximately 52,034 shares remain available for use in future grants. The 1991 Plan Amendment is being proposed to facilitate the achievement of the goals of the 1991 Plan by providing additional shares for grants to induce new key employees to join the Company, for grants to additional existing key employees or for additional grants to existing key employees who currently participate in the 1991 Plan. The Board of Directors believes that the approximately 1,052,034 shares of Common Stock that would be available for further grants and the total of 1,000,000 shares of Common Stock that would be subject to the 1991 Plan Amendment are reasonable to achieve the goals of the 1991 Plan in light of the approximately 21,653,393 shares of Common Stock that would be issued and outstanding on a fully diluted basis after adoption of the 1991 Plan Amendment.

Background/Administration.  The purpose of the 1991 Plan is to establish and
- -------------------------   continue a close identity between the interests of
the Company, its subsidiaries and those of their employees. The 1991 Plan serves to reward employees for past services, to retain those employees in the service of the Corporation or any subsidiary and to induce new executives or other key employees to become associated with the Corporation or a subsidiary. The 1991 Plan provides for the granting of stock options, including non-qualified stock options and stock options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. The 1991 Plan provides for administration by a committee (the "Plan Committee") to be comprised of no fewer than two Directors, as determined by the Board of Directors, each of which shall be "disinterested" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The functions of the Plan Committee are currently handled by the Compensation Committee. Among the powers granted to the Plan Committee are the powers to interpret the 1991 Plan, establish rules and regulations for its operation, select employees of the Company and its subsidiaries to receive awards and determine the timing, form, amount and other terms and conditions pertaining to any award.

Eligibility for Participation.  Any key employee of the Company or any of its
- -----------------------------   subsidiaries is eligible to participate in the
1991 Plan, provided, however, that members of the Plan Committee are not eligible to receive options. The selection of participants from among key employees is within the discretion of the Plan Committee. Approximately 60 key employees are eligible to participate in the 1991 Plan.

Amendment of the 1991 Plan.  The Company, through the Board, may amend the
- --------------------------   1991 Plan at any time, but may not, without the
shareholder approval, adopt any amendment which would materially increase the benefits accruing to participants, materially increase the number of options which may be granted under the 1991 Plan or materially modify the 1991 Plan's eligibility requirements.

Other Components of the 1991 Plan.  The 1991 Plan authorizes the Committee
- ---------------------------------   to grant options during the period
beginning on the effective date of the 1991 Plan and ending on July 22, 2001. Upon adoption of the 1991 Plan Amendment, 1,968,534 shares of Common Stock will be reserved for issuance subject to awards under the 1991 Plan. Shares of Common Stock subject to awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares, will again be available for issuance subject to awards under the 1991 Plan.

Stock Options.  The Plan Committee may grant awards in the form of options
- -------------   to purchase shares of Common Stock (an "Option").  The Plan
Committee will, with regard to each Option, determine the number of shares subject to the Option, the manner and time of the Option's exercise and the exercise price per share of stock subject to the Option. No Option shall be exercisable with respect to any of the shares of Common Stock subject thereto earlier than the date which is one year from the grant of such Option. Each Option shall expire, if not previously exercised, on not later than the tenth anniversary of the date of grant. Options are not transferable. The exercise price of an Option may, at the discretion of the Plan Committee, be paid by a participant in cash, shares of the Company's Common Stock, a combination thereof or such other consideration as the Plan Committee may deem appropriate.

The 1991 Plan provides that Options shall be exercisable only while the optionee is an employee of the Company or a subsidiary thereof (subject to specific provision on exercisability upon death, disability or retirement of the participant).

Federal Tax Treatment.  Under current federal tax law, the following are the
- ---------------------   federal tax consequences generally arising with respect
to awards under the 1991 Plan. A participant who is granted an incentive stock option does not realize any taxable income at the time of the grant or at the time of exercise. Similarly, the Company is not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock Option before the later of two years from the date of grant of such option and one year of the transfer of such shares to him, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

The participant who is granted a non-qualified stock option has taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company is entitled to a corresponding deduction for the same amount.

Market Value.  The closing price of the Company's Common Stock as reported on
- ------------   the New York Stock Exchange on August 1, 1994, was $12.625
per share.

Vote Required.  To be adopted, the 1991 Plan Amendment must be approved by the
- -------------   holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

Benefits of 1991 Plan.  The benefits received under the 1991 Plan are set forth
- ---------------------   above under "EXECUTIVE COMPENSATION."


                          APPOINTMENT OF AUDITORS

Stockholders are asked to ratify the appointment of Deloitte & Touche as independent auditors of the books and accounts of the Company for the fiscal year ending June 3, 1995.

Representatives of Deloitte & Touche plan to attend the Meeting and will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

              SUBMISSION OF STOCKHOLDERS' PROPOSALS AND OTHER MATTERS

Proposals of stockholders intended to be presented at the 1995 Annual Meeting must be made in compliance with all Securities and Exchange Commission rules and regulations and be received by the Corporate Secretary, Interstate Bakeries Corporation, 12 East Armour Boulevard, Kansas City, Missouri 64111, no later than April 20, 1995, in order to be included in the agenda.

Management is not aware of any matters to come before the Meeting other than those referred to in the Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that the proxies solicited hereby will be voted thereon in accordance with the judgment of the person voting such proxies.

                                    By Order of the Board of Directors

                                          /s/ Ray Sandy Sutton

                                            Ray Sandy Sutton
                                           Corporate Secretary

                                  ANNEX

Section 8 of the Interstate Bakeries Corporation 1991 Stock Option Plan, which is incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-1 of Interstate Bakeries Corporation, File No. 33-40830, is proposed to be amended to read as follows:

     SECTION 8: SHARES AVAILABLE. The Committee may, but shall not be required to, grant in accordance with the terms of the Plan Options to purchase not more than, in the aggregate, 2,031,534 shares of Stock. Such shares may be authorized and unissued shares or issued shares held in the Corporation's treasury.
     The number of shares of Stock available under this Plan, as set forth above, shall be computed prior to any adjustment resulting from stock dividends, stock splits, reorganizations, or other substitutions of securities for the present Stock of the Corporation. Stock covered by Options which have terminated in accordance with the provisions of the Plan may be treated by the Committee as Stock which is eligible for other and further granting of Options in accordance with the terms of the Plan.

This annex is not a part of the Proxy Statement mailed to stockholders on August 18, 1994.

                      INTERSTATE BAKERIES CORPORATION
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints PAUL E. YARICK, RAY SANDY SUTTON and LINDA L. THOMPSON, in the order named, as proxies (each with the power to act alone and with power of substitution) to vote, as directed below, all shares of common stock of INTERSTATE BAKERIES CORPORATION which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, September 21, 1994, at 10:00 a.m. at the Waddell & Reed Auditorium, 6300 Lamar, Shawnee Mission, Kansas or any adjournment thereof, as follows:

1.  ELECTION OF DIRECTORS

    / /  FOR all nominees listed below          / /  WITHHOLD AUTHORITY
         (except as marked to the                    to vote for all nominees
          contrary below)                            below

                            Leo Benatar, Charles A. Sullivan

    INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

    __________________________________________________________________________

2.  APPROVAL OF AMENDMENT OF THE COMPANY'S 1991 STOCK OPTION PLAN.

                / /  FOR      / /  AGAINST      / /  ABSTAIN

3. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE as independent auditors of the Company for the fiscal year ending June 3, 1995.

                / /  FOR      / /  AGAINST      / /  ABSTAIN

4. In accordance with their discretion upon such other matters as may properly come before the meeting and any adjournment thereof.

                (to be signed and dated on reverse side.)

                                 (over)

    When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of Directors and FOR approval of amendment of the Company's 1991 Stock Option Plan and FOR ratification of the appointment of Deloitte & Touche as auditors of the Company. The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

        Please sign exactly as name appears below.

                                  DATED:____________________________, 1994

                                  ________________________________________
                                                (Signature)

                                  ________________________________________
                                                (Signature)

                                  Please sign here exactly as name appears at the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Each joint owner or trustee should sign the proxy.

                                  PLEASE MARK, SIGN, DATE AND RETURN THE
                                  PROXY CARD PROMPTLY USING THE ENCLOSED
                                  ENVELOPE.



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